EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Newsletter for October 2011

WHITE PLAINS, N.Y., Oct. 18, 2011 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) released its October newsletter today.

Prepared and Ready

The increase in market volatility that began in August with the U.S. debt ceiling showdown has continued into October, fueled by fears of a full-fledged European banking crisis. Although the European policy response remains unclear, one thing is not - a significant global deleveraging process will accelerate. The impact on transactions in middle market lending can be divided into a pre- and post-Labor Day world, characterized by a re-pricing of the supply of credit.

Credit spreads in our markets have widened approximately 200 basis points versus the pre-Labor Day world - closely tracking observed spreads in the BB and B rated high yield securities markets. We believe fiscal and monetary responses by the U.S. and European governments will help ease liquidity conditions in the short run, but a longer trend toward tighter and costlier credit will continue. We expect market participants that have managed their portfolios carefully and maintained investment capacity will outperform through the anticipated flat or declining economic environment.

Against this backdrop, we believe Fifth Street is well-positioned to maintain profitability and capture the opportunity a harder market should present. During the quarter ended September 30, 2011, we had gross originations of approximately $172 million and net originations of approximately $116 million, increasing both the size and level of profitability of our portfolio. At September 30, 2011, our portfolio consisted of investments in 65 companies. During the year, we improved the credit quality of this portfolio by investing in larger companies and we realized our goal of at least 75% first lien loans. Our largest industry sector remains Healthcare which represents approximately 30% of Fifth Street's total portfolio. The portfolio is well-diversified and no single investment exceeds 5% of the total portfolio.

Balance Sheet Management

Our focus on a conservative mix of diversified investments ranking high in the capital structure fits by design with the financing structures we have in place. Our recently announced $200 million credit facility with Sumitomo Mitsui Banking Corporation complements our existing facilities with Wells Fargo, ING and our SBA vehicle. The Sumitomo facility is characterized by the addition of another strong financial partner along with an attractive interest rate of LIBOR+225 basis points and a 7-year tenor, allowing us to appropriately long fund our target portfolio mix. In addition, it gives us even more capacity to compete profitably in the upper middle market, first lien sector which we define as companies with established market positions and annual EBITDA of at least $30-50 million.

As we worked to finalize the Sumitomo facility, we concurrently drew the remaining $11.7 million of our 10-year, $150 million of SBA debenture capacity, giving us an attractive weighted average coupon of 3.57%. The SBA facility along with our Sumitomo, Wells Fargo and ING vehicles give us the ability to continue to compete profitably and opportunistically across a wider range of potential investments. With the addition of these long-term facilities, we have lengthened our average debt maturity to over five years, preparing us well for any market instability.

Financial flexibility also allows us to take advantage of opportunities across market environments. We refrained from committing capital to many of the more competitive and less attractively priced transactions earlier in 2011. As a result, we have maintained leverage at a conservative level and, as we have said in the past, we do not plan to join other BDCs in requesting approval to sell shares below book value. In fact, during our 2011 fiscal fourth quarter, we were able to take advantage of dislocated markets to buy back $17 million face amount of our 5.375% convertible debt at a discount to par. Given the alternative cost of financing available through our credit facilities, this debt refinancing was accretive to income and we will continue to look to add value for our shareholders should market conditions warrant it.

Firm Update

People - During September we announced that Alex Frank joined our firm as Chief Financial Officer. Alex has over 25 years of industry experience in senior finance leadership roles at Morgan Stanley and Chilton Investment Company, including responsibilities for liquidity, market and operational risk management, investor relations and infrastructure build outs. Alex's skills and experience fit nicely with Fifth Street's growing business model.

Geography - Chicago continues to be an important gateway for us to extend our footprint into the Midwest. To that end, we have agreed to serve as the Titanium Sponsor for the ACG Chicago Conference on October 18, 2011. With over 1,200 registrants, the event is one of the largest and most heavily-attended private equity conferences in the U.S. As one of the main sponsors, we will have the opportunity to raise awareness, network with new potential sponsors and position ourselves as thought leaders to a key market segment.

As previously announced, Fifth Street will be reporting its earnings for the quarter and year ended September 30, 2011 on November 29, 2011. Consistent with past practice, we will not release a November newsletter. Although it is always difficult to see around the next corner in any period of heightened uncertainty, we will continue to share our insights and perspective and the measured steps we are taking to support both our investors and equity sponsor partners alike.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Stacey Thorne
         Fifth Street Finance Corp.
         914-286-6811
         stacey@fifthstreetfinance.com

         Media Contact:
         Steve Bodakowski
         CJP Communications
         203-254-1300 ext. 216
         CJP-FifthStreet@CJPCom.com